Exhibit 10.1

[PHARMACOPEIA DRUG DISCOVERY LETTERHEAD]

April 14, 2005

Stephen A. Spearman, Ph.D.

[address]

Dear Steve:

Pharmacopeia Drug Discovery, Inc. (the “Company”) hereby engages you to perform the consulting services for it described in this letter agreement (“Consulting Services”) solely for the compensation described herein.

The Consulting Services will consist of the following: as requested by an employee of the Company, you will be available to (1) help to set the evolving strategy of the Company with respect to its collaborators, (2) discuss historical and current collaborative relationships of the Company and (3) discuss historical operational issues of the Company.

You will be paid $250.00 per hour for the time that you perform Consulting Services, rounded up to the nearest quarter-hour (“Hourly Fees”); provided, however, that the maximum total amount of Hourly Fees you may earn on any single calendar day is $2,000.00.  In addition, you will be reimbursed for reasonable out of pocket business expenses and travel expenses incurred rendering the Consulting Services hereunder consistent with the Company’s policy on travel reimbursement in effect at the time of travel.  The Hourly Fees will be paid as soon as practicable following presentation of a time report that you have rendered Consulting Services.

You understand and agree that, as an independent contractor to the Company, (1) you are solely responsible for any individual income tax payable in connection with your receipt of the Hourly Fees, and (2) you are not eligible to participate in any of the employee benefit plans maintained or sponsored by the Company.  If any payments made to you under this letter agreement become subject to required withholding taxes or other required deductions, you agree to provide the Company such information as the Company reasonably requests so that the Company may implement this withholding provision.

This letter agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs and distributees, and shall be binding upon and inure to the benefit of the Company and its permitted successors and assigns. This letter agreement is a personal contract.  Your rights and interests hereunder may not be sold, transferred, assigned, pledged, conveyed, gifted, alienated or hypothecated by you.  The Company shall have the right to assign this letter agreement to a parent, affiliate or subsidiary corporation or to any corporation with which it may merge or consolidate.

No provision in this letter agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by you and the Company.   No waiver by any party of a breach of any of the provisions hereof shall be deemed to be a waiver of any subsequent breach of such provisions.  Either party to this letter agreement may terminate this letter agreement by giving the other party five (5) days’ written notice of such termination.

This letter agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

This letter agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles, except in so far as federal laws and regulations may be applicable.

[SIGNATURE PAGE FOLLOWS]

In order to make this letter agreement binding, if you are in agreement with the foregoing, please sign, date and return one copy of this letter agreement to the Company at the address above.

Sincerely,

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Leslie J. Browne

	Name:	Leslie J. Browne

	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Stephen A. Spearman, Ph.D.
Stephen A. Spearman, Ph.D.

April 13, 2005
Date